Exhibit 10.55

PREMIER PURCHASING PARTNERS, L.P.

GROUP PURCHASING AGREEMENT

CLINICAL LABORATORY SERVICES

COVER SHEET

CONTRACT NUMBER:	PP-LA-146

1.	The “Parties” to this Group Purchasing
Agreement are:
Premier Purchasing Partners, L.P.	Specialty Laboratories
(“Purchasing Partners”)	(Seller)

2320 Cascade Pointe Boulevard	2211 Michigan Avenue
Charlotte, NC 28208	Santa Monica, CA 90404
Attention: Director, Contracting Services	Stephen Riendeau, Director of Integrated
Attention:	Delivery Networks
704.357.0022	704.733.4166 (fax)
Contract Manager:	Brian Crowell	800.421.7110	(phone)	310.828.1492	(fax)
Contract Director:	Barbara Maillet	478.474.4440	478.474.4434
2.	Product Category:	Clinical Reference Laboratory Testing Services
3.	Effective Date:	1/1/05
4.	Expiration Date:	9/30/07
5.	Term of Agreement (months):	33 Months
6.	Delivery Time Period (days):	Defined in Section 6.5	(Section 6.5)
7.	Purchasing Partners Administrative Fee:	[*]%	(Section 10.1)
8.	Administrative Fee Payment Frequency:	Monthly	(Section 10.2)
9.	Early Payment Discount:	[*]%/Net [*] days

10.	HIPAA CERTIFICATION
Seller to initial here if Seller is NOT a Business Associate within the meaning of 45 C.F.R. § 160.103, in which case the attached HIPAA Addendum is NOT applicable.

This Group Purchasing Agreement (the “Agreement”) is comprised of the following documents and is entered into by the Parties as of the effective Date set forth in Item 3 above:

i.	This Cover Sheet;
ii.	The attached Purchasing Partners Standard Terms and Conditions;
iii.	The attached Additional Terms and Conditions (if any);
iv.	The attached HIPAA Addendum (if applicable); and
v.	The following attached exhibits:

Exhibit A: Products and Services	Exhibit E: Payment Instructions
Exhibit B: Membership Roster Access Instructions	Exhibit F: Minority, Woman-Owned and Small
Exhibit C: Distributors N/A	Businesses Policy
Exhibit D: Reporting Formats Access Instructions

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separately with the Securities and Exchange Commission.

PREMIER PURCHASING PARTNERS, L.P.

GROUP PURCHASING AGREEMENT-

CLINICAL LABORATORY PRODUCTS AND SERVICES

SELLER:	CONTRACT NUMBER:

Exhibit G: Seller Information Sheet

Exhibit H: Participating Member Connectivity Agreement(s)

PREMIER PURCHASING PARTNERS, L.P.		SELLER:	Specialty Laboratories

By:	PREMIER PLANS, L.L.C., Its General Partner

By:	/s/ Robert L. Hamon	By:	/s/ Cheryl Gallarda
Printed Name:	Robert L. Hamon	Printed Name:	Cheryl Gallarda
Title:	Senior Vice President, Group Purchasing Services	Title:	Vice President Business Operations

By:	/s/ John H. Biggers, Jr.
Printed Name:	John H. Biggers, Jr.
Title:	Group Vice President, Contract Negotiations

WHEREAS, Purchasing Partners is an affiliate of Premier, Inc. (“Premier”), and an alliance of hospitals and health care organizations;

WHEREAS, Premier’s core objective is to improve the health of communities;

WHEREAS, such core objective as well as the objective of helping to assure that patients receive safe and efficacious care can be accomplished, in part, by achieving economies of scale and innovations through group strategies and shared resources;

WHEREAS, group purchasing is a fundamental way hospitals and health systems cooperate to reduce the costs of providing health services;

WHEREAS, Premier’s group purchasing program is operated by Purchasing Partners;

WHEREAS, Seller is a manufacturer and supplier of health care products and services;

WHEREAS, Seller has offered to provide products and services to the Premier membership consistent with the terms of this Agreement;

WHEREAS, Purchasing Partners has committed to comply with the Best Ethical Practices for the Group Purchasing Industry, prepared by Professor Kirk O. Hanson and released on October 23, 2002 (the “Best Ethical Practices”), the requirements of the Health Industry Group Purchasing Association Code of Conduct, adopted on July 24, 2002 (the “HIGPA Code”), and the additional commitments made by Purchasing Partners to Senator Herb Kohl and Senator Mike DeWine of the Subcommittee on Antitrust, Competition and Business and Consumer Rights in a letter dated August 5, 2002, (the “Additional Commitments”).  The Best Ethical Practices, HIGPA Code and Additional Commitments are referred to collectively herein as the “Premier Ethical Standards”.

WHEREAS, by entering into this Agreement with Seller it is Purchasing Partners’ expectation that Seller, in its dealings with Purchasing Partners under this Agreement, will respect Purchasing Partners’ commitment to comply with the Premier Ethical Standards.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and sufficient consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

1.0  TERM OF AGREEMENT.  This Agreement will remain in effect for the period of time set forth in Item 5 of the Cover Sheet.

2.0  SERVICES

2.1  Services Covered.  Seller hereby agrees to provide the reference laboratory testing services set forth in Exhibit A hereto (the “Services”) pursuant to the terms of this Agreement.  Seller shall provide Purchasing Partners with written notice of any Services which are not performed by Seller (i.e., those Services which are performed by a third party), setting forth the Test/Procedure name and the name of the actual performer of the testing.  Any additions or deletions of Services from Exhibit A shall not be effective unless evidenced by an amendment signed by both Parties.

2.2  Supplies.  Seller will provide to Participating Members, at no charge, a reasonable amount of supplies required to facilitate the collection, transfer and transport of specimens from the Participating Member to Seller.  Seller will also provide supplies required for specimen management and reporting such as forms, labels, test directory, etc...

2.3  Couriers.  Seller will provide or cause to be provided courier service on a daily basis (Monday through Saturday) to pick up specimens from the laboratory facility of any Participating Member.  Seller will also provide STAT, On-Call and Sunday pick-up as specified in Exhibit A.

2.4  Electronic Interfaces.  See Exhibit A

2.5  Repeat testing.  Seller will, upon request from any

Participating Member, perform repeat testing at no charge if based on an error or negligence of Seller and the test results do not correlate with other patient information, unless such repeat testing is necessitated as a result of the fault of the Participating Member.

3.0  PARTICIPATING MEMBERS.  Set forth in Exhibit B of this Agreement are instructions for accessing and downloading the list of Premier members (“Participating Members”), who shall have the right to purchase Services in accordance with this Agreement.  The list of Participating Members (the “Membership Roster”) may be amended by Purchasing Partners from time to time and Purchasing Partners reserves the right to provide the Membership Roster in other suitable forms.  The Parties hereto acknowledge that Participating Members may include

PREMIER PURCHASING PARTNERS, L.P.

STANDARD TERMS AND CONDITIONS

GROUP PURCHASING AGREEMENT- CLINICAL LABORATORY PRODUCTS AND SERVICES

Seller:	Contract Number:

entities/facilities which are accessing the benefits of this Agreement through participation in the group purchasing programs operated by Purchasing Partners’ affiliate, Provider Select, Inc. (“Provider Select”) rather than Purchasing Partners itself.  Such entities/facilities shall nonetheless be deemed Participating Members under this Agreement.  Seller shall be responsible for routinely maintaining the current Membership Roster.  New Participating Members added to the Membership Roster shall be eligible to participate under this Agreement upon the relevant date set forth in the Membership Roster.  Seller shall stop providing the pricing set forth herein to entities removed from the Membership Roster within thirty (30) days following the applicable date of removal set forth in the Membership Roster.

On a quarterly basis, Seller shall provide Purchasing Partners with written notice of any Participating Members which are also members of group purchasing organizations other than Purchasing Partners (such notice is referred to as the “Dual Membership Notice”). Seller shall have no right to challenge or contest its obligation to pay Purchasing Partners administrative fees in accordance with Section 10.1, on the basis that such Participating Member is also a member of another group purchasing organization, with respect to any Participating Members which are not listed in the Dual Membership Notice for the applicable quarter.

The form of any agreement between Seller and a Participating Member and any amendments thereto shall be approved in advance by Purchasing Partners.

4.0  REQUIREMENTS.

4.1  Participation.  In order to be entitled to the pricing terms (described in Exhibit A hereto), Participating Members shall comply with the participation requirements set forth in Exhibit A.

4.2  Exempt.  Participating Members that utilize another Premier Member’s clinical reference laboratory for testing services are exempt from their obligation to use a Premier contracted vendor

5.0  TERMINATION OF EXISTING CONTRACTS.  Any Participating Member desiring to avail itself of the benefits of this Agreement may, at its option and without liability, terminate any existing contract(s) or other arrangement(s) with Seller for the purpose of participating in the group purchasing arrangement set forth in this Agreement.  Existing clients, that are also Participating Members, will be “rolled over” to the pricing set forth in Exhibit A hereto as of the effective date of this Agreement or within sixty (60) days of the effective date of this Agreement.

6.0  ORDERING; RESULT REPORTING; TURNAROUND TIME; REPORTS

6.1  Testing Laboratories.  It is the intent of the Seller to perform substantially all of the Services.  To the extent that the Participating Member requests a service not performed by the Seller, the Seller will refer the specimen to the Seller affiliated laboratory listed in Exhibit A for the cost designated in Exhibit A.  To the extent that the Participating Member requests that Seller refer a specimen to a clinical laboratory unaffiliated with Seller (not listed in Exhibit A), the Seller will be entitled to charge the fee set forth in Exhibit A.

6.2  Payment Terms.  Participating Member will receive an additional [*] ([*] %) off of the pricing set forth in Exhibit A if full payment is made to Seller within [*] ([*]) days following either delivery of Service(s) to or receipt of invoice by the Participating Member, whichever date is later.  In any event, full payment must be made within forty-five (45) days following delivery of Service(s) or receipt of invoice, whichever date is later.

6.3  Reporting of Results.  When any service is ordered, Seller will provide a report to Participating Member, which will include patient demographics, test name, test results, assay reference range and any appropriate and necessary comments deemed essential by the Seller.

6.4  Minimum Order.  Seller shall have no minimum purchase order requirement applicable to any or all Participating Members.

6.5  Guarantee of Turnaround Time.  Seller agrees that all Services ordered by any Participating Member shall be delivered to such member within no more than the published turnaround time in the Directory of Services.  If Seller fails to deliver any Service(s) within the above-mentioned turnaround time period for a period of two consecutive months, Participating Member may purchase any substitute service(s) from another source(s), and Seller shall reimburse such member for the difference between such member’s actual cost for such service(s) and the price(s) such member would have paid for Seller’s Service(s) under this Agreement., Seller will be subject to performance penalties as defined in Exhibit A.  Upon the request of any Participating Member, Seller will assist any such Participating Member in finding alternative acceptable sources for any Service(s) which Seller cannot deliver according to the delivery time specified above.

6.6  Guarantee of Turnaround Time under Emergency Conditions.  In the event of a natural disaster or industry wide shortage of Services (“Emergency Condition”), Seller agrees to use commercially reasonable efforts to continue uninterrupted Service for the Participating Members for the duration of the Emergency Condition.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separately with the Securities and Exchange Commission.

©2003 BY PREMIER PURCHASING PARTNERS, L.P.  THIS DOCUMENT MAY NOT BE REPRODUCED IN ANY FORM WITHOUT THE EXPRESS PERMISSION OF PREMIER PURCHASING PARTNERS, L.P.

6.7 Testing Services Utilization Reports.  Seller will deliver monthly to Purchasing Partners and Participating Member, if requested for the extent of time defined in Item 5 on the Cover Sheet, utilization reports that describe the following by Participating Member: Client number, Test Name, Test Number/Code, Test Volume, Test Charges and CPT code when available, on a monthly basis and a year to date basis.  Seller and Purchasing Partners will consult and collaborate to create reports that organize the above information by system, facility type, facility size and other parameters as deemed reasonably necessary by Purchasing Partners and Seller.

6.8 Laboratory Data.  During the period of time set forth in Item 5 of the Cover Sheet, Seller will provide to Purchasing Partners on a monthly basis the raw laboratory data (which includes tests ordered and test results) and associated demographic information as received by Seller from Participating Members with respect to all Services performed on specimens sent by each Participating Member, but only to the extent authorized by such Participating Member and only to the extent permitted by law.  For this purpose, Services include clinical laboratory services and anatomic pathology services.  Seller will cooperate with Purchasing Partners in good faith efforts to obtain consent of the Participating Members as part of the participation agreement.  Notwithstanding the foregoing, such data will not include any patient names, or other information that would identify the patient (excluding specimen identification number) provided by the Participating Member, which will be included unless and to the extent permitted by applicable law.  The data will be provided in HL7 format or in any other manner that is mutually agreed upon by Purchasing Partners and Seller.  Purchasing Partners and Seller agree that, except to the extent limited by law, there will be no limitation on the use of such data by Purchasing Partners except that Purchasing Partners agrees that neither it nor any of its Affiliates will disclose the data to any third party other than in an aggregated format that does not indicate patient identification code or any other information that could identify the patient and agrees to indemnify and hold harmless Seller from and against any claims brought by any person with respect to any breach or alleged breach of any patient confidentiality laws by reason of any disclosure of laboratory data by Purchasing Partners and its affiliates.

7.0  PRICING TERMS.

7.1 Pricing.  Service pricing is set forth in Exhibit A hereto.  All pricing will remain firm for thirty-six (36) months (from the effective date of this agreement).

7.2 Competitive Pricing.  Subject to applicable law, Seller represents and warrants that the prices, terms and conditions offered by Seller to Purchasing Partners through this Agreement shall, at all times, be at least as good as those offered to any other customer which purchases a comparable volume of Services relative to the volume purchased by Participating Members hereunder.  Further, Seller represents and warrants that the prices, terms and conditions offered under this Agreement are proportionally better than the prices, terms and conditions offered to any other customer which purchases a lower volume of Services relative to the volume purchased by Participating Members hereunder.  Seller also agrees to extend any terms or pricing offered to an individual Participating Member to all Participating Members.  Notwithstanding any other provision of this Agreement, upon obtaining the prior written consent of Purchasing Partners (which may be withheld in Purchasing Partners’ sole discretion), Seller may, under certain circumstances (e.g., Beta testing, research and development related activities) and for a specified reasonable period of time, offer special acquisition programs to certain designated Participating Members, the terms of which shall be mutually agreed upon by Seller, Purchasing Partners and such Participating Members.

7.3 Pricing of New Services.  Pricing for any additional and/or new services which the Parties mutually agree to add to Exhibit A will be negotiated at prices consistent with the prices of Services already covered by this Agreement.  Seller agrees to notify via regular mail or electronic mail the Purchasing Partners contract director/manager responsible for this Agreement (as set forth on the Cover Sheet) of new services that Seller plans to introduce to the market at least 60 days prior to the introduction of such new services to the market.  Seller also agrees to provide to Purchasing Partners, as soon as practical, a copy of the summary basis of approval or medical officer’s report for new services approved by the FDA.

8.0  MARKETING; SALES SUPPORT; TRAINING.

8.1  Seller Representatives.  Seller will provide representatives to call upon Participating Members on a periodic basis mutually agreed to by Seller and each individual Participating Member.

8.2 In-Service/Clinical Training.  Included in the price of the Service(s), Seller will provide to Participating Members in-service and clinical training related to the Services as required or requested by each Participating Member.

9.0 SERVICE PRICING INFORMATION; SALES DOCUMENTATION; ADMINISTRATIVE FEE REPORTING.

9.1  Service Pricing Information (Sales Catalogs).  Seller will provide to Purchasing Partners service pricing information including list prices in the ANSI X.12 v004010 format via EDI VAN Services as described on Purchasing Partners’ web-site.  Instructions for accessing such reporting format information on Purchasing Partners’ web-site are set forth in Exhibit D.  If Seller cannot provide service pricing information in such format, Seller may utilize the alternative format as detailed on Purchasing Partners’ web-site.  Purchasing Partners shall have the right to update Exhibit D and the reporting format guidelines on its web-site from time to time upon notice to Seller.  Further, Purchasing Partners shall have the right to disclose all such pricing information to Participating Members.  In the case of electronic transfer of data, the file format described on Purchasing Partner’s web-site must be used.

9.2  Sales Documentation.  Seller will provide to Purchasing Partners monthly reports of all services of Seller delivered and invoiced to each Participating Member during each calendar month of the term regardless of whether such Services are provided directly by Seller or other sources.  Such reports shall identify which Services have been sold directly by Seller and which Services have been sold through another reference laboratory.  Seller shall provide Purchasing Partners such reports no later than thirty (30) days after the last day of the applicable calendar month.  Such reports shall be sent by Seller to the attention of the “Analysis Department” at Purchasing Partners’ address set forth on the Cover Sheet.  Reports will include, without limitation, reporting period start and end dates, Participating Member name, city, state, and sales volume per test (totaled per Participating Member).  Participating Members will be identified by HIN number, DEA number, and/or, as noted in the Membership Roster, the Premier Entity Code number.  Seller will provide such sales information in the ANSI X.12 format as described on Purchasing Partners’ web-site.  Instructions for accessing such reporting format information on Purchasing Partners’ web-site are set forth in Exhibit D.  If Seller cannot provide such information in such format, Seller may utilize the alternative format detailed on Purchasing Partners’ web-site.  Purchasing Partners shall have the right to update Exhibit D and the reporting format guidelines on its web-site from time to time upon notice to Seller.  In the case of electronic transfer of data the file format described on Purchasing Partners’ web-site must be used.

9.3  Administrative Fee Reporting.  Seller will provide Purchasing Partners with monthly reports setting forth the Purchasing Partners Administrative Fee (as defined in Article 10 below) amounts generated by each Participating Member during each calendar month of the term.  Seller shall provide Purchasing Partners such reports no later than thirty (30) days after the last day of the applicable calendar month.  Participating Members will be identified by HIN number, DEA number, and/or, as noted in the Membership Roster, the Premier Entity Code.  Seller will provide such information in the ANSI X.12 v004010 format via EDI VAN Services as described on Purchasing Partners’ web-site.  Instructions for accessing such reporting format information on Purchasing Partners’ web-site are set forth in Exhibit D.  If Seller cannot provide such information in this format, Seller may utilize the alternative format as detailed on Purchasing Partners’ web-site.  Purchasing Partners shall have the right to update Exhibit D and the reporting format guidelines on its web site from time to time upon notice to Seller.  In the case of electronic transfer of data, the file format described on Purchasing Partners’ web-site must be used.

9.4  Participating Members’ EDI Transaction Sets.  Seller shall use best efforts to accommodate the requests of Participating Members with respect to Seller’s use of Electronic Data Interchange ANSI X.12 Transaction Sets, including without limitation, Transaction Sets 810 (invoice), 820 (payment order/remittance advice), 832 (price/sales catalog), 850 (purchase order), 855 (purchase order acknowledgment), 856 (ship notice/manifest), 844 (product transfer account adjustment), and 849 (response to product transfer account adjustment [or charge back or rebate]).

9.5  Supplier Qualification Review Process and Quality Standards Information.  Seller shall comply with Purchasing Partners’ requests for information necessary to assure the qualification of the Seller as an eligible Seller consistent with the requirements of Purchasing Partners’ Supplier Qualification Review Process.  Seller shall also comply with requests by Purchasing Partners’ or Participating Members for information necessary to assure the quality of Services, to include responses to Contract Products/Supplier Experience Reports as provided to Seller by Purchasing Partners.

9.6  Failure to Provide Reports.  Seller’s failure to provide the information and reports described in Sections 9.1, 9.2 and/or 9.3 shall be deemed a material breach of this Agreement.

9.7  Test Code Standardization Implementation.  Seller acknowledges that a universal test code system for laboratory testing would enhance standardization and supply chain efficiencies through common use of standard test code numbers or symbols.  Seller supports Purchasing Partners’ efforts to implement a universal test code system and Seller will use all reasonable efforts to implement any universal test code system reasonably adopted by Purchasing Partners.

10.0  FEES.

10.1  Purchasing Partners Administrative Fee.  Seller will pay Purchasing Partners an administrative fee (the “Purchasing Partners Administrative Fee”) equal to the percentage set forth in Item 7 of the Cover Sheet of the total dollar volume of Services purchased (net of any credits) by Participating Members through Seller during the term of this Agreement,

Seller shall also pay administrative fees on the total dollar volume of reference laboratory services for Participating Member’s laboratories that are a party to an outsourcing or management agreement with Seller or a third party outsourcing or management agreement that is referring testing to Seller.

Notwithstanding the foregoing, Seller shall continue to pay the Purchasing Partners Administrative Fee under this Article 10 with respect to sales of any Services which occur after the expiration or termination of this Agreement pursuant to a direct contract between Seller and a Participating Member (a “Member Agreement”) which was entered into during the term of this Agreement.  Seller’s obligation to pay such administrative fees shall continue until the expiration or termination of the then-current term of the Member Agreement.  Further, all other provisions relating to the Purchasing Partners Administrative Fee, including without limitation, the obligation to provide sales documentation and administrative fee reporting pursuant to Sections 9.2 and 9.3 above, shall survive the expiration or termination of this Agreement and remain in effect with respect to Services purchases under Member Agreements until the expiration or termination of the then-current term of the applicable Member Agreement.

10.2  Manner of Payment.  Seller will pay to Purchasing Partners the Purchasing Partners Administrative Fee monthly, without demand or notice, within thirty (30) days after the end of each month during the term.  Seller’s first Administrative Fee payment hereunder shall include amounts due with respect to any “stub” period (i.e., the period of time from the Effective Date until the first day of the first calendar month) and the entire first calendar month.  Seller’s failure to timely pay the Purchasing Partners Administrative Fee shall be deemed a material breach of this Agreement.

All payments shall be by wire or electronic transfer to the account of “Premier Purchasing Partners, L.P.” in accordance with the written instructions set forth as Exhibit E hereto or by a check payable to “Premier Purchasing Partners, L.P.”. If paying by check, Seller shall send checks to the following address:

Premier Purchasing Partners, L.P.

Department 7650

Los Angeles, CA  90084-7650

Seller shall pay to Purchasing Partners interest on any past due amount owing Purchasing Partners hereunder at the lesser of (a) one and one-half percent (1-1/2%) per month or (b) the maximum interest rate legally permitted.

11.0  COMPLIANCE WITH LAWS AND REGULATIONS.

11.1  General.  Seller represents and warrants that throughout the term of this Agreement and any extension hereof, Seller and all Services shall be and shall remain in compliance with all applicable federal, state and local laws and regulations, including without limitation all applicable “safe harbor” regulations relating to group purchasing organizations and fees, discounts and incentives paid and/or granted to group purchasing organizations and any participants therein.  Seller shall disclose to Participating Members, per applicable regulations, the specified dollar value of discounts or reductions in price.  The Parties acknowledge and agree that for purposes of 42 C.F.R. Section 1001.952(h), any reduction in the amount Seller charges a Participating Member (excluding group purchasing organization fees, such as the Purchasing Partners Administrative Fee) is a “discount or other reduction in price” to the Participating Member.  Participating Members shall disclose the specified dollar value of discounts or reductions in price under any state or federal program which provides cost or charge-based reimbursement to such Participating Members for the Services covered by this Agreement in accordance with applicable regulations.

Seller agrees that, until the expiration of four (4) years after the furnishing of any services pursuant to this Agreement, it will make available, upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of Seller that are necessary to certify the nature and extent of the costs incurred by Participating Members in purchasing such services.  If Seller carries out any of its duties under this Agreement through a subcontract with a related organization involving a value or cost of ten thousand dollars ($10,000) or more over a twelve-month period, Seller will cause such subcontract to contain a clause to the effect that, until the expiration of four (4) years after the furnishing of any service pursuant to said contract, the related organization will make available upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of said related organization that are necessary to certify the nature and extent of costs incurred by Seller for such goods or services.  Seller shall give Purchasing Partners notice immediately upon receipt of any request from the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives for disclosure of such information.

Seller represents and warrants that as of the date of this Agreement, Seller has not: (a) been listed by any federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in federal and/or state programs; or (b) been convicted of any crime relating to any federal and/or state program.  Seller further agrees to immediately notify Purchasing Partners in writing in the event Seller is listed by a federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in any federal and/or state programs or if Seller is convicted of any crime relating to any such program.

11.2  HIPAA Compliance.  The U.S. Department of Health and Human Services issued regulations on “Standards for Privacy of Individually Identifiable Health Information,” which comprise 45 C.F.R. Parts 160 and 164 (the “Privacy Rule”), and “Security Standards,” which comprise 45 C.F.R. Parts 160, 162, and 164 (the “Security Rule”), promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996).  Seller shall comply with the Privacy Rule and Security Rule, pursuant to the manner set forth in the HIPAA Addendum attached hereto, if applicable.

12.0  INDEMNIFICATION; WARRANTIES; SPECIFICATIONS AND NOTICES.

12.1  Indemnification.  Seller hereby agrees to indemnify, defend and hold harmless Purchasing Partners and each Participating Member and their respective directors, officers, employees, agents and insurers from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys’ fees) and judgments to the extent arising out of: (a) alleged bodily injury, property damage or any other damage or injury allegedly caused by, contributed by or associated with any of the Services covered by this Agreement, and (b) alleged acts or omissions of Seller and its employees and agents acting under its control or supervision.  Purchasing Partners hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and insurers from and against any and all claims, demands, actions, losses, expenses, damages, liabilities, costs (including, without limitation, interest, penalties and reasonable attorneys’ fees) and judgments to the extent arising out of the acts or omissions of Purchasing Partners and its employees and agents acting under its control or supervision.

12.2  Standards of Performance.  Seller hereby represents and warrants that in connection with all Services hereunder, its performance under this agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry and Seller’s policies and procedures. which shall not be materially altered without prior written notice to Purchasing Partners.  Seller shall comply with all laws and safety rules in the course of performing the Services.  If Seller’s work requires a license, Seller has obtained that license, and the license is in full force and effect.

Seller will deliver monthly for the extent of time defined in Item 5 on the Cover Sheet to Purchasing Partners and to Participating Member, Quality Assurance reports of Seller’s performance regarding key customer service metrics.  This report should include but is not limited to customer service metrics such as lost specimens, telephone response time, billing errors, etc.  If Seller fails to meet customer service metric thresholds as defined in Exhibit A, Seller will be subject to non-performance penalties as defined in Exhibit A.

12.3 Service Notices.   Seller agrees to send all Service notices (including without limitation recall notices, service availability notices, reference range and methodology change notices), as well as notices of any other changes affecting the Services and notices of new Services, to each Participating Member with copies to Purchasing Partners 60 days (60) days prior to institution.  Seller shall provide Purchasing Partners written notice of any Class I FDA recall affecting any of the Services within twenty-four (24) hours of Seller’s receipt of any such recall.  Seller shall provide Purchasing Partners written notice of any Class II or Class III FDA recall affecting any of the Services as required under applicable law, as if Purchasing Partners was a user.  Further, Seller agrees to immediately notify Purchasing Partners and each Participating Member of any problems in the performance or reporting of Services and of any situation that might affect Seller’s ability to meet Seller’s obligations under this Agreement.  Except as prohibited by law, upon Purchasing Partners’ request, Seller shall provide Purchasing Partners copies of any FDA Form 483, regulatory letter, and/or warning letter relating to the Services and Seller’s response thereto.

12.4  Insurance.  Seller shall maintain adequate Services liability, general public liability, and property damage insurance against any claim or claims which might or could arise regarding Services purchased by Participating Members from it under the Agreement.  Seller shall make Purchasing Partners a named additional insured in Seller’s insurance policy containing the required coverage.  When requested by Purchasing Partners, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant state or states and signed by an authorized agent, shall be furnished to Purchasing Partners.  Seller shall provide Purchasing Partners with at least thirty (30) days prior written notice of any cancellation or material modification of such insurance.

13.0  TERMINATION.

13.1  Termination for Breach.  In the event of breach of any provision of this Agreement, the non-breaching party shall notify the breaching party in writing of the specific nature of the breach and shall request that it be cured.  If the breaching party does not cure the breach within thirty (30) days of such notice, the non-breaching party may immediately terminate this Agreement on written notice to the breaching party, and such termination shall not preclude the non-breaching party from pursuing any and all remedies available to it at law or in equity.

13.2  Orders Placed Prior to Termination.  Seller shall fulfill, in accordance with the terms of this Agreement, all orders for Services submitted by Participating Members and received by Seller prior to termination or expiration of this Agreement.

13.3  Termination Without Cause.  Either party may terminate this Agreement at any time without cause or penalty upon providing the other party with ninety (90) days’ advance written notice.

13.4  Survival.  The following paragraphs of this Agreement shall survive expiration or termination of this Agreement: (a) the payment of Administrative Fees pursuant to Article 10.0 including, but not limited to, fees relating to Services ordered prior to the effective date of expiration or termination and delivered after expiration or termination, and fees related to sales of Services under Member Agreements (as described in Section 10.1 above) which occur after the expiration or termination of this Agreement; (b) the audit undertakings set forth in Section 15.12; (c) the representations, warranties and covenants set forth in Section 12.2; (d) the indemnification undertaking contained in Section 12.1; (e) the designation of Participating Members as third party beneficiaries pursuant to Section 15.7; (f) the undertaking to fill orders submitted to and received by Seller prior to the date of expiration or termination set forth in Section 13.2; (g) the confidentiality undertakings contained in Article 14; (h) the rights and limitations on assignment contained in Sections 15.4 and 15.10; (i) the governing law provisions contained in Section 15.1; (j) reasonable attorney’s fees provided for in Section 15.9; and (k) compliance with laws and regulations provided for in Article 11.0.

14.0  CONFIDENTIALITY; OWNERSHIP AND USE OF DATA.

14.1  Confidential Information.  For the purposes of this Agreement, confidential information (“Confidential Information”) shall mean all proprietary, secret or confidential information or data relating to Purchasing Partners, Participating Members, or Seller and their respective operations, employees, services, patients or customers.

14.2  Protection of Confidential Information.  Seller and Purchasing Partners acknowledge that Seller, Purchasing Partners, or Participating Members may disclose Confidential Information to each other in connection with this Agreement.  If Seller or Purchasing Partners receives Confidential Information, it shall: (a) maintain the Confidential Information in strict confidence; (b) use at least the same degree of care in maintaining the secrecy of the Confidential Information as it uses in maintaining the secrecy of its own proprietary, secret, or confidential information, but in no event less than a reasonable degree of care; (c) use Confidential Information only to fulfill its obligations under this Agreement; and (d) return or destroy all documents, copies, notes, or other materials containing any portion of the Confidential Information upon request by Purchasing Partners or Seller.  Notwithstanding the foregoing, Purchasing Partners shall have the right to disclose Confidential Information to outside consultants as necessary for Purchasing Partners to provide support services for Participating Members in connection with this Agreement, provided any such consultants agree to the same level of confidentiality as described herein.

14.3  Agreement Confidentiality.  Neither Purchasing Partners nor Seller shall disclose the terms of this Agreement to any other person or entity outside its organization and affiliates other than to a Participating Member or as required by law.  For purposes of this provision, an affiliate is an entity in which Purchasing Partners or Seller, as appropriate, maintains an ownership position in or a contractual relationship with, and the disclosure is required so that the disclosing party may fulfill its obligations hereunder.  Neither party shall make any public announcement concerning the existence of this Agreement or its terms unless such party receives prior written approval by the other party.

14.4  Limitation on Obligation.  Seller and Purchasing Partners shall have no obligation concerning any portion of the Confidential Information which: (a) was known to it before receipt, directly or indirectly, from the disclosing party; (b) is lawfully obtained, directly or indirectly, by it from a non-party which was under no obligation of confidentiality; (c) is or becomes publicly available other than as a result of an act or failure to act by the receiving party; (d) is required to be disclosed by the receiving party by applicable law or legal process; or (e) is developed by the receiving party independent of the Confidential Information disclosed by the disclosing party.  The receiving party shall not disclose any portion of the Confidential Information to any person except those of its employees and affiliates having a need to know such portion to accomplish the purposes contemplated by this Agreement.

14.5  License Granted to Seller.  Purchasing Partners has developed Confidential Information (as defined in Section 14.1 above) and trade secrets relating to the sale of goods to a large number of customers in the healthcare industry using proprietary business processes.  Seller acknowledges that Purchasing Partners and its affiliates have invested substantial money in the development and maintenance of such processes and in the sourcing and sales of products and services.  Seller will have a position of special trust and confidence for the use of such Confidential Information (including without limitation the roster of Participating Members set forth in Exhibit B hereto) to support the purposes of this Agreement.  Accordingly, only for the term of this Agreement, Purchasing Partners hereby grants to Seller a non-exclusive license to use Confidential Information and such trade secrets for the limited purpose of providing the Services to Purchasing Partners and Participating Members under this Agreement.

14.6  Data.  Seller hereby acknowledges and agrees that all information and data generated or otherwise made available to Seller as a result of the participation of Participating Members under this Agreement (“Participating Member Data”“) is proprietary to and owned exclusively by the applicable Participating Member and/or Purchasing Partners.  Seller shall not sell, market or commercialize Participating Member Data, create derivative products or applications based on Participating Member Data or otherwise use Participating Member Data in any manner unrelated to the performance of Seller’s obligations under this Agreement.  Participating Member Data shall be deemed Confidential Information of Participating Members and/or Purchasing Partners and therefore subject to the provisions of Article 14 hereof.  Seller hereby consents to the release to Purchasing Partners of transactional data relating to purchasing activity by Participating Members under this Agreement.  Such consent shall extend to the release to Purchasing Partners of such data by any third party that operates an electronic marketplace or exchange.

15.0  MISCELLANEOUS.

15.1  Governing Law and Venue.  This Agreement is being delivered and executed in the State of Illinois.  In any action brought by or against Purchasing Partners, the validity, construction and enforcement of this Agreement shall be governed in all respects by the laws of the State of Illinois, and venue shall be proper only in a court of competent jurisdiction located in the State of Illinois in Cook County.  In the event of any dispute arising out of this Agreement, whether at law or in equity, brought by or against a Premier Participating Member, venue shall be proper only in a court of competent jurisdiction located in the county and state in which such member is located.  The parties agree to be subject to personal jurisdiction in and consent to service of process issued by a court in which venue is proper as defined in this Section 15.1.

15.2  Modification and Waiver.  No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto.  Any waiver of a breach of any provision(s) of this Agreement shall not be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

15.3  Headings.  The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

15.4  Assignment.   Purchasing Partners shall have the right, without Seller’s consent, to assign Purchasing Partners’ rights, title and interest under this Agreement to any entity owned or controlled by Premier, Premier Purchasing Partners, L.P. (“Purchasing Partners”) and/or Purchasing Partners or under common ownership or control with Premier, Purchasing Partners and/or Purchasing Partners.  Except as set forth in the foregoing sentence, neither party may assign, subcontract, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, nor may it contract with third parties to perform any of its obligations hereunder except as contemplated in this Agreement, without the other party’s prior writtenconsent which would not be unreasonably withheld.

15.5  Severability.  If any part of this Agreement shall be determined to be invalid, illegal or unenforceable by any valid Act of Congress or act of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, then such part shall be reformed, if possible, to conform to the law and, in any event, the remaining parts of this Agreement shall be fully effective and operative insofar as reasonably possible.

15.6  Notices.  Any notice required to be given pursuant to the terms and provisions hereof shall be in writing, postage and delivery charges pre-paid, and shall be sent by telecopier, hand delivery, overnight mail service, first-class mail or certified mail, return receipt requested, to Purchasing Partners or Seller at the addresses and/or facsimile numbers set forth on the Cover Sheet.  Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section.  Notices hereunder shall be deemed to have been given, and shall be effective upon actual receipt by the other party, or, if mailed, upon the earlier of the fifth (5th) day after mailing or actual receipt by the other party.  Seller shall provide a copy of any notice to Purchasing Partners provided under this Section to the Premier Legal Department at the following address:

Premier Legal Department

12225 El Camino Real

San Diego, CA 92130-2099

Tel No.: (858) 509-6361

Fax No.: (858) 481-0538

Attn.:  General Counsel

Purchasing Partners shall provide a copy of any notice to Seller provided under this Section to the Specialty Laboratories Legal Department at the following address:

Office of the General Counsel

Specialty Laboratories

2211 Michigan Avenue

Santa Monica, CA 90404

Tel No.: (310) 828-6543

Fax No.: (310) 586-7235

15.7  Enforceability.  The parties hereto acknowledge and agree that (a) this Agreement is entered into by Purchasing Partners for the express, intended benefit of Participating Members, (b) each of the Participating Members shall be and constitute an intended third-party beneficiary of the representations, warranties, covenants and agreements of the Seller contained herein, and (c) each of the Participating Members shall be entitled to enforce the terms and provisions of this Agreement to the same extent as Purchasing Partners.

15.8  Independent Contractors.  The parties’ relationship hereunder is that of independent contractors.  This Agreement does not create any employment, agency, franchise, joint venture, partnership or other similar legal relationship between Purchasing Partners and Seller.  Neither party has the authority to bind or act on behalf of the other party except as otherwise specifically stated herein.

15.9  Attorneys’ Fees.  Should any party engage an attorney for the purpose of enforcing this Agreement or any judgment based hereon in any court, including bankruptcy court, courts of appeal or arbitration proceedings, the prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs in addition to any other relief granted.

15.10  Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.11  Force Majeure.  The obligations of either party to perform under this Agreement will be excused during each period of delay caused by acts of God or by shortages of power or materials or government orders which are beyond the reasonable control of the party obligated to perform (“Force Majeure Event”).  In the event that either party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such party shall: (a) immediately notify the other party in writing of such Force Majeure Event and its expected duration; (b) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible.  In the event that any Force Majeure Event delays a party’s performance for more than thirty (30) days following notice by such party pursuant to this Agreement, the other party may terminate this agreement immediately upon written notice to such party.

15.12  Audit of Costs.  Seller shall permit Purchasing Partners or its agent to conduct periodic audits of records relating to Seller’s performance under this Agreement including without limitation relevant orders, invoices, volume reports and administrative fees.  At a minimum, Seller shall maintain and have available for review the following documents in connection with an audit: electronic copies of volume and administrative fee files previously sent to Purchasing Partners, copies of the Membership Rosters utilized by Seller in performing under this Agreement, records of all sales made to Participating Members under this Agreement (in a format that allows for re-querying of the data), an electronic listing of all Products purchased during the term of this Agreement (in a format that allows for re-querying of the data) which can be used as the basis for confirming total Participating Member purchase volume and total Purchasing Partners Administrative Fees due under this Agreement, and a cross reference between Seller’s internal customer numbers and Purchasing Partners-approved entity code numbers (in the event that Purchasing Partners’ entity code numbers are not loaded into Seller’s information system).  The audits shall be conducted upon reasonable advance notice during regular business hours at Seller’s principal office and in such a manner as not to unduly interfere with Seller’s operations.  In the event any audit reveals an underreporting of Purchasing Partners Administrative Fees in excess of the lesser of $25,000 or 5% of the total Purchasing Partners Administrative Fees paid in any reporting period, or in aggregate for the entire audit period, then the costs of the audit, including reasonable labor, outside consultant fees, out-of-pocket expenses and administrative charges to perform the review shall be reimbursed to Purchasing Partners by Seller within thirty (30) days of Seller’s receipt of an invoice therefore from Purchasing Partners.

15.13  Minority, Woman-Owned and Small Businesses.  On or before the Effective Date, Seller shall provide to Purchasing Partners a copy of Seller’s current supplier diversity policy.  Such policy shall set forth the manner in which Seller intends to comply with Purchasing Partners Minority, Woman-Owned, and Small Business Policy set forth in Exhibit F hereto.  In this regard, Seller acknowledges that it will use commercially reasonable efforts to spend a minimum of three percent (3%) of its annual production and raw material costs with minority-owned businesses and a minimum of two percent (2%) of such costs with women-owned businesses.

15.14  Entire Agreement.  This Agreement, including the Cover Sheet, the Additional Terms and Conditions (if any) and all Exhibits hereto, constitutes the entire understanding and agreement between Seller and Purchasing Partners concerning the subject matter hereof, and supersedes all prior negotiations, agreements and understandings between Seller and Purchasing Partners, whether oral or in writing, concerning the subject matter hereof, including, but not limited to, all prior agreements between Seller and either Purchasing Partners, AmHS Purchasing Partners, L.P., American Healthcare Systems, Inc., Premier Health Alliance, Inc., or SunHealth Alliance, Inc., whether or not assigned to Purchasing Partners or Premier.

15.15  Labor and Employment Laws.  Seller represents and warrants that it complies with applicable labor and employment laws and prohibits any form of child labor or other exploitation of children in the delivery of Services, consistent with provisions of the International Labor Organization’s Minimum Age Convention of 1973.  A child is any person who is less than fourteen (14) years of age or who is younger than the compulsory age to be in school in the country in which Seller’s business is being conducted, if that age is higher than fourteen (14).

15.16  No Additional Obligations Imposed by Seller.  Except as expressly set forth herein, Seller shall not impose any obligations on Purchasing Partners and/or Participating Members as a condition to receiving any of the benefits set forth in this Agreement.

15.17                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

15.18  Data/Payment Exchange; Electronic Commerce.  Seller hereby acknowledges that Purchasing Partners and/or its affiliates are currently developing technology and electronic commerce (“e-commerce”) processes which may enable Participating Members and Seller to more efficiently purchase and sell products, supplies and equipment, exchange information and make payments (e.g., through use of the Internet).  Seller shall implement any e-commerce system reasonably adopted by Purchasing Partners and/or its affiliates for group purchasing activities and shall cooperate in all reasonable respects with Purchasing Partners and/or its affiliates in integrating any such e-commerce systems into Seller’s systems.  Any such e-commerce system shall be owned by and proprietary to Purchasing Partners and/or its affiliates.  Further, Seller agrees during the term of this Agreement not to direct or otherwise encourage Participating Members to use e-commerce systems other than the system promoted, developed and/or operated by Purchasing Partners and/or its affiliates.

15.19  Technology Breakthroughs.   Purchasing Partners believes an essential element of advancing the core objectives and mission of Premier is to encourage the development of health care technology which significantly improves the quality, process and/or outcome of care.  In support of this belief, the Parties acknowledge that certain Services which incorporate breakthrough technologies (“Breakthrough Technologies”) have the potential to significantly improve safety to patients or hospital staff, significantly improve non-clinical operational efficiency, or deliver dramatic process of care cost savings or improved clinical outcomes when compared to the level of safety, operational efficiency, process of care and/or outcomes delivered through use of the Services.  Purchasing Partners therefore reserves the right to enter into agreements with the supplier(s) of such Breakthrough Technologies in order to make such Services available to Participating Members.  Seller hereby agrees that the purchase of such Breakthrough Technologies by Participating Members shall not negatively impact such members’ access to any favorable terms and conditions offered under this Agreement.

15.20  Controlling Document.  In the event of any conflict between this Agreement and any document, instrument or agreement prepared by Seller (including without limitation Seller’s purchase orders, invoices and warranties), the terms of this Agreement shall control.

15.21  Seller Information Sheet.  Concurrent with the execution of this Agreement, Seller shall complete and return to Purchasing Partners the Seller Information Sheet set forth as Exhibit G.

End of Standard Terms and Conditions

PREMIER PURCHASING PARTNERS, L.P.

HIPAA ADDENDUM

GROUP PURCHASING AGREEMENT

I.  GENERAL PROVISIONS

Section 1.  Effect.  This Addendum supplements, modifies and amends any and all agreements, whether oral or written, between Purchasing Partners and Seller and relates to the disclosure of protected health information (“PHI”) by Participating Members to Seller, or the creation or receipt of PHI by Seller on behalf of Participating Members (the “Agreement(s)”).  The terms and provisions of this Addendum shall supercede any other conflicting or inconsistent terms and provisions in any Agreement(s) between Purchasing Partners and Seller, including all exhibits or other attachments thereto and all documents incorporated therein by reference.  Without limitation of the foregoing, any limitation or exclusion of damages provisions shall not be applicable to this Addendum.

Section 2.  Amendment.  Seller and Purchasing Partners agree to amend this Addendum to the extent necessary to allow either Seller or Participating Members to comply with the Privacy Rule, the Standards for Electronic Transactions (45 C.F.R. Parts 160 and 162) and the Security Rule (collectively, the “Standards”) promulgated or to be promulgated by the Secretary or other regulations or statutes.  Seller agrees that it will fully comply with all such Standards and that it will agree to amend this Addendum to incorporate any material terms required by the Standards.

Section 3.  Definitions.   Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in Part IV of this Addendum.

II.  OBLIGATIONS OF SELLER

Section 1.  Use and Disclosure of Protected Health Information.  Seller may use and disclose PHI only as required to satisfy its obligations under the Agreement(s), as permitted herein, or as required by law, but shall not otherwise use or disclose any PHI.  Seller shall not, and shall ensure that its directors, officers, employees, contractors and agents do not, use or disclose PHI received from a Participating Member in any manner that would constitute a violation of the Privacy Standards if used by the Participating Member, except that Seller may use PHI (i) for Seller’s proper management and administrative services, (ii) to carry out the legal responsibilities of Seller or (iii) to provide data aggregation services relating to the health care operations of Participating Member if required under the Agreement(s).  Seller hereby acknowledges that, as between Seller and Participating Members, all PHI shall be and remain the sole property of Participating Members, including any and all forms thereof developed by Seller in the course of its fulfillment of its obligations pursuant to this Addendum.  Seller further represents that, to the extent Seller requests that a Participating Member disclose PHI to Seller, such a request is only for the minimum necessary PHI for the accomplishment of Seller’s purpose.

Section 2.  Safeguards Against Misuse of Information.  Seller agrees that it will implement appropriate administrative, technical and physical safeguards to protect the confidentiality, integrity and availability of PHI and to prevent the use or disclosure of PHI other than pursuant to the terms and conditions of this Addendum.

Section 3.  Reporting of Disclosures of Protected Health Information.  Seller shall, within thirty (30) days of becoming aware of any Security Incident (as defined in the Security Rule) or any use or disclosure of PHI in violation of this Addendum by Seller, its officers, directors, employees, contractors or agents or by a third party to which Seller disclosed PHI pursuant to Section II.4 of this Addendum, report any such disclosure to Purchasing Partners and applicable Participating Members.

Section 4.  Agreements by Third Parties.  Seller shall obtain and maintain an agreement with each agent or subcontractor that has or will have access to PHI, which is received from, or created or received by Seller on behalf of Participating Members, pursuant to which agreement such agent or subcontractor agrees to be bound by the same restrictions, terms and conditions that apply to Seller pursuant to this Addendum with respect to such PHI.

Section 5.  Access to Information.  Within five (5) days of a request by a Participating Member for access to PHI about an individual contained in a Designated Record Set, Seller shall make available to the Participating Member such PHI for so long as such information is maintained in the Designated Record Set.  In the event any individual requests access to PHI directly from Seller, Seller shall within two (2) days forward such request to Participating Member.  Any denials of access to the PHI requested shall be the responsibility of Participating Member.

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Section 6.  Availability of Protected Health Information for Amendment.  Within ten (10) days of receipt of a request from a Participating Member for the amendment of an individual’s PHI or a record regarding an individual contained in a Designated Record Set (for so long as the PHI is maintained in the Designated Record Set), Seller shall provide such information to Participating Member for amendment and incorporate any such amendments in the PHI as required by 45 C.F.R. §164.526.

Section 7.  Accounting of Disclosures.  Within ten (10) days of notice by a Participating Member to Seller that it has received a request for an accounting of disclosures of PHI, other than related to the treatment of the patient, the processing of payments related to such treatment, or the operation of a covered entity or its business associate and not relating to disclosures made earlier than six (6) years prior to the date on which the accounting was requested, Seller shall make available to Participating Member such information as is in Seller’s possession and is required for Participating Member to make the accounting required by 45 C.F.R. §164.528.  At a minimum, Seller shall provide Participating Member with the following information: (i) the date of the disclosure, (ii) the name of the entity or person who received the PHI and, if known, the address of such entity or person, (iii) a brief description of the PHI disclosed, and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure.  In the event the request for an accounting is delivered directly to Seller, Seller shall within two (2) days forward such request to Participating Member.  Seller hereby agrees to implement an appropriate recordkeeping process to enable it to comply with the requirements of this Section.

Section 8.  Availability of Books and Records.  Seller hereby agrees to make its internal practices, books and records relating to the use and disclosure of PHI received from, or created or received by Seller on behalf of, a Participating Member available to the Secretary for purposes of determining Participating Member’s compliance with the Privacy Standards.

Section 9.  Indemnification.  Seller hereby agrees to indemnify and hold Purchasing Partners and Participating Members harmless from and against any and all liability and costs, including attorneys’ fees, created by a breach of this Addendum by Seller, its agents or subcontractors, without regard to any limitation or exclusion of damages provision otherwise set forth in the Agreement(s).

Section 10.  Insurance.  Seller shall obtain and maintain during the term of this Agreement liability insurance covering claims based on a violation of the Standards or any applicable state law or regulation concerning the privacy of patient information.  A copy of such policy or a certificate evidencing the policy shall be provided to Purchasing Partners upon written request.

III.           TERMINATION OF AGREEMENT WITH SELLER

Section 1.  Term.  This Addendum shall become effective on the later of April 14, 2003 or the effective date of the Agreement and, unless otherwise terminated as provided herein, shall continue to be effective until superseded by another agreement or until the relationship between Participating Members and Seller ceases.

Section 2.   Termination Upon Breach of Provisions Applicable to Protected Health Information.  Any other provision of the Agreement(s) notwithstanding, this Addendum and the Agreement(s) may be terminated by Purchasing Partners upon thirty (30) days written notice to Seller in the event that Seller breaches any provision contained in this Addendum and such breach is not cured within such thirty (30) day period.  Participating Member may terminate its relationship with Seller in the event that Seller breaches any provision contained in this Addendum with respect to such Participating Member; provided, however, that in the event that termination of this Addendum with respect to such Participating Member is not feasible, in Participating Member’s sole discretion, Seller hereby acknowledges that Participating Member shall have the right to report the breach to the Secretary, notwithstanding any other provision of this Addendum or any Agreement(s) to the contrary.

Section 3.  Return or Destruction of Protected Health Information upon Termination.  Upon termination of this Addendum with respect to a certain Participating Member, Seller shall either return or destroy all PHI received from such Participating Member or created or received by Seller on behalf of such Participating Member and which Seller still maintains in any form.  Seller shall not retain any copies of such PHI.  Notwithstanding the foregoing, to the extent that Participating Member agrees that it is not feasible to return or

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destroy such PHI, the terms and provisions of this Addendum shall survive termination and such PHI shall be used or disclosed solely for such purpose or purposes which prevented the return or destruction of such PHI.

IV.                                DEFINITIONS FOR USE IN THIS ADDENDUM

“Data Aggregation” shall mean, with respect to PHI created or received by Seller in its capacity as the business associate of a Participating Member, the combining of such PHI by Seller with the PHI received by Seller in its capacity as a business associate of another covered entity, to permit data analyses that relate to the health care operations of the respective covered entities.

“Designated Record Set” shall mean a group of records maintained by or for a Participating Member that is (i) the medical records and billing records about individuals maintained by or for such Participating Member, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for such Participating Member to make decisions about individuals.  As used herein the term “Record” means any item, collection, or grouping of information that includes PHI and is maintained, collected, used, or disseminated by or for Participating Member.

“Electronic Media” shall mean the mode of electronic transmissions.  It includes the Internet, extranet (using Internet technology to link a business with information only accessible to collaborating parties), leased lines, dial-up lines, private networks, and those transmissions that are physically moved from one location to another using magnetic tape, disk, or compact disk media.

“Individually Identifiable Health Information” shall mean information that is a subset of health information, including demographic information collected from an individual, and

(i)  is created or received by a health care provider, health plan, employer, or health care clearinghouse; and

(ii) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164.

“Protected Health Information” shall mean Individually Identifiable Health Information that is (i) transmitted by electronic media, (ii) maintained in any medium constituting Electronic Media; or (iii) transmitted or maintained in any other form or medium.  “Protected Health Information” shall not include (i) education records covered by the Family Educational Right and Privacy Act, as amended, 20 U.S.C. §1232g and (ii) records described in 20 U.S.C.§1232g(a)(4)(B)(iv).

“Secretary” shall mean the Secretary of the U.S. Department of Health and Human Services.

“Security Rule” shall mean the Security Standards, 45 C.F.R. Parts 160, 162 and 164.

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SELLER:	Specialty Laboratories
CONTRACT NUMBER:	PP-LA-146
SERVICE:	Clinical Reference Laboratory Testing Services

1.              Volume:  Pricing tiers for Services shall vary according to total dollar volume of Services purchased per calendar year by Participating Members according to the following:

VOLUME TIERS	TOTALSERVICES PURCHASES ($ PER CALENDAR YEAR)	Hotlist Discounting	ATB Discounts *
TIER 1	< [*]	n/a	[*]%
TIER 2	$[*] to < $[*]	[*] Tests	[*]%
TIER 3	$[*] to < $[*]	[*] Tests	[*]%
TIER 4	$[*] to < [*]	[*] Tests	[*]%
TIER 5	$[*] +	[*] Tests	[*]%

Pricing for tests that are unique to Specialty will be mutually negotiated per terms of Section 7.3. * Across-The-Board (ATB) Discounts will initially apply to new tests that are introduced by Specialty after the contract effective date.  However, within 60 days of introduction, Seller and Purchasing Partners will mutually negotiate contracted tier pricing.  Tests that are referred to another laboratory for testing will be billed to Participating Member at Seller’s cost per Exhibit A.

2.              Pricing:  The attached price list sets forth the net prices to be offered to Participating Members.

3.              Price Protection:  Seller agrees to hold firm the Service prices set forth in the attached price list throughout the term of this Agreement.

4.               Aggregation Pricing Option: Participating Members which operate multi-facility systems and/or have established networks of facilities for purposes of group purchasing and have the ability to influence the purchasing decisions of such facilities shall be entitled to aggregate the purchasing volume and participation levels within their respective systems and networks in order to meet the desired volume tier and participation level.

5.               Market Checks:  Upon Purchasing Partners’ reasonable request, Seller shall meet and confer in good faith with Purchasing Partners to determine the on-going competitiveness of Service pricing under this Agreement.  To the extent necessary to address competitive conditions, and upon the parties’ mutual written consent, Service prices shall be reduced.  Examples of competitive conditions requiring a price decrease include without limitation industry-wide price decreases or situations where a group purchasing organization which competes with Purchasing Partners enters into a contract with a competitor of Seller for services which are competitive with the Services at prices significantly below the prices charged for Services under this Agreement.

6.               Designation Form:  Attached hereto is a Designation Form which, if reasonably deemed necessary by Seller, shall be used by Participating Members to indicate their desired level of participation under the Volume Tiers and designate whether they wish to invoke the Aggregation Pricing Option described in Section 4 above.  The Designation Form shall not be required if Seller already possesses sufficient information indicating Participating Members’ preferences with respect to these issues (“Member Preference Information”) or Seller and Purchasing Partners mutually agree that the Designation Form will not be utilized.  Purchasing Partners shall have the right to confirm the accuracy of any such Member Preference Information prior to Seller’s reliance thereon.  In instances where Seller reasonably determines that completion of the Designation Form by Participating Members is necessary for the administration of this Agreement, Seller hereby acknowledges that Participating Members which purchase Services without completing and returning the Designation Form shall nonetheless be deemed to have purchased Services under this Agreement at Volume Tier 1 and without application of the Aggregation Pricing Option until such time as a Designation Form is completed and returned which indicates a different preference.  The Purchasing Partners Administrative Fees described in Section 10.1 of the Agreement shall be due and payable by Seller with respect to all purchases of Services by Participating Members whether

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separately with the Securities and Exchange Commission.

Rev 01/04

or not the applicable Participating Member has completed and returned the Designation Form.  Seller and Purchasing Partners shall use their commercially reasonable efforts to implement a system whereby Designation Forms  (or Participating Members’ Volume Tier and Aggregation Pricing Option elections in lieu of the Designation Form) may be transmitted electronically rather than in paper form.  Seller reserves the right to perform bi-annual review of Participating Member’s conformance to desired level of participation and associated Volume Tier requirements.  In cases where conformance is not being met, Seller shall provide sixty (60) days written notice of its intent to revise Participating Member’s Tier Designation and associated pricing.

7.               Reporting:  Upon request, Seller shall provide Purchasing Partners copies of Participating Members’ Designation Forms and any other information in Seller’s possession indicating Participating Members’ Volume Tier and Participation Levels.

8.               Priority Courier Pick-up Service Fees:  If a client requests priority testing courier service, a pickup will be done to ensure it is included in the next scheduled test set up at no additional charge.

9.               Electronic Interfaces: Specialty will cover the costs of electronic interfaces in facilities that are designated as Tier 2 or higher.  All costs will be covered with the exception of annual maintenance fees payable to the LIS vendor and any facility in-house programming required.  Please note that such interfaces and any associated equipment purchased by Specialty can be used solely for inquiry, test ordering and resulting from Specialty Laboratories.  During the course of transition planning, a test dictionary building plan will be established.  Specialty will offer assistance in building the client’s database and if desired by the facility, will provide the necessary resources at no additional charge.  Offered resources may include sending individuals on-site to assist in this process or in providing direct payment to client employees for ancillary work performed to accomplish this task.

10.         Performance Standards and Penalties:

= Lost Specimens (For specimens lost after receipt into the laboratory):

Standard – Seller shall not lose a specimen from Participating Member.

Penalty - Specimens lost after receipt in the laboratory will be subject to a $200 penalty per accession.

This penalty will be applied as a credit on the applicable Participating Member’s monthly invoice.

= Billing Errors

Standard - Seller shall provide accurate invoices to Participating Member.

Penalty - If greater than 1 inaccurate invoice is received by Participating Member, the following penalties will apply to subsequent inaccurate invoices:

< or equal to 5 items in error	[*]% credit off entire invoice
6-10 items in error	[*]% credit off entire invoice
11-25 items in error	[*]% credit off entire invoice
26-50 items in error	[*]% credit off entire invoice
>50 items in error	[*]% credit off entire invoice

Each Participating Member shall report all suspected billing errors within 30 days of the Member’s receipt of Seller’s invoice.  Errors will be investigated and corrected by Seller within 30 days of its receipt of any such report and any credits, if due, will appear on the following month’s invoice.  If errors are not corrected and credits applied in this timeframe, an additional [*]% penalty will be applied to each monthly invoice sent by Seller to the Participating Member until the appropriate credit is completed.

= Turnaround Time (TAT)

Standard – Seller shall complete all services of Participating Member, within their published TAT.

Penalty – Seller shall reimburse Participating Member for the difference between such member’s actual cost for the substitute service(s) from another source(s) and the price(s) such member would have paid for Seller’s Service(s) under this Agreement.

If the TAT does not return to stated TAT in the Directory of Services after 2 months or 3 occurrences (not accessions), the Seller will credit [*]% of the cost of the service that is not meeting stated TAT to the Participating Member in their next invoice.  For every week and/or occurrence that passes after the original 2 months or 3 occurrences have been met, the credit will increase another [*]%.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separately with the Securities and Exchange Commission.

1-2 occurrences or < 2 months	Reimburse: $$ Substitute minus $$ Fee Schedule
3 occurrences or 2 months	Reimburse: $$ Substitute minus ($$ Fee Schedule – [*]%)
4 occurrences or 2 months, 1 week	Reimburse: $$ Substitute minus ($$ Fee Schedule – [*]%)
5 occurrences or 2 months, 2 weeks	Reimburse: $$ Substitute minus ($$ Fee Schedule – [*]%)
6 occurrences or 2 months, 3 weeks	Reimburse: $$ Substitute minus ($$ Fee Schedule – [*]%)
ETC	ETC

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separately with the Securities and Exchange Commission.

Exhibit A Pricing

Clinical Reference Laboratory Testing Services

Price List is attached.

[*]

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended. The omitted material has been filed separately with the Securities and Exchange Commission.